Exhibit 99.1
Exhibit 99.1: Peoples Financial Corporation Press Release Dated July 12, 2006
FOR IMMEDIATE RELEASE
For more information, contact:
Investor Relations
228-435-8208
investorrelations@thepeoples.com
PEOPLES FINANCIAL CORPORATION FIRST HALF 2006
EARNINGS CONTINUE TO SET NEW HIGHS
BILOXI, MS (July 12, 2006)—Peoples Financial Corporation (NASDAQ Small Cap: PFBX), parent of The Peoples Bank, reported earnings for second quarter ended June 30, 2006, exceeded income for the first quarter of the year, breaking the record for operating earnings set in the last period, announced Chevis C. Swetman, chairman and chief executive officer of the holding company and the bank.
Net income for second quarter 2006 increased to $2,557,000, up $24,000 over first quarter 2006. For the first half of 2006, net income totaled $5,090,000.
Earnings in the same period last year included two extraordinary gains and an investment loss that combined to add $740,000 to operating earnings. Income for the first half of 2006 increased 16% over recurring operating earnings for the first six months of 2005.
Earnings per share for the comparable periods in 2006 and 2005 were the same at $.92 a share.
Earnings per share figures are based on weighted average shares outstanding of 5,548,403 and 5,551,781 at June 30, 2006 and June 30, 2005, respectively.
Loan volume increased to $401 million for the second quarter of 2006, 16% more than the same period in 2005 and 13% higher than first quarter of 2006.

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Peoples Financial Corporation reports second quarter 2006 results—page 2
“Our operating earnings for the second quarter exceeded the record we set in the first quarter of this year,” said Chevis C. Swetman, chairman and CEO of the holding company and the bank. “While the deposit growth is beginning to moderate until the first homeowner-grant checks arrive later this summer, our loan volume continues to increase in every category and every region of the Mississippi Gulf Coast” added Swetman.
Founded in 1896, with $879 million in assets as of June 30, 2006, The Peoples Bank operates 16 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936. The Peoples Bank is a wholly-owned subsidiary of Peoples Financial Corporation, listed on the NASDAQ Small Cap Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.
This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.

2 – YEAR FINANCIAL HIGHLIGHTS
(In Thousands, Except Per Share Amounts)
                            (Unaudited)

Earnings (1)	2006	2005
Six Months Ended June 30,
Net Income	$5,090	$5,119
Net Income Per Share	0.92	0.92

Financial Condition

June 30,	2006	2005	Change
Total Assets	$878,582	$664,956	32%
Loans — Net of Unearned Discounts	401,010	347,501	15%
Investment Securities	382,819	236,760	62%
Total Deposits	622,992	428,990	45%
Shareholders’ Equity	90,220	89,379	1%
Book Value Per Share	16.26	16.11	1%

Selected Ratios

Return on average shareholders’ equity	11.46%	11.69%
Return on average total assets	1.17%	1.63%
Primary capital to average assets	11.60%	15.22%
Allowance for loan losses as a % of loans, net of unearned discount	2.75%	1.71%

(1)	Based on weighted average shares outstanding of 5,548,403and 5,551,781 at June 30, 2006 and 2005, respectively.